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EXHIBIT 10.30

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THREE (3) YEAR SUPPLY AGREEMENT

    THIS AGREEMENT, made and entered into this 30th day of November, 2000, by and between FIBERSTARS, INC., a company organized and existing under laws of the state of California, having its principal place of business at 44259 Nobel Drive Fremont, CA 94538 (hereinafter called the "Buyer") and MITSUBISHI INTERNATIONAL CORPORATION, a company organized and existing under the laws of the State of New York having its principal place of business at 520 Madison Avenue, New York, NY 10022 (hereinafter called the "Seller")

WITNESSETH

    WHEREAS, the Buyer requires a stable supply of ESKA fiber optics hereinafter more particularly specified (hereinafter called the "Products"); and

    WHEREAS, the Seller is desirous of furnishing the Buyer's requirements by selling the Products to the Buyer throughout the period hereinafter more particularly specified;

    NOW, THEREFORE, in consideration of the foregoing and the obligations of the Seller and the Buyer herein contained, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

    In this agreement, the following terms shall have the following meanings, except where the context otherwise requires:

  (a)
  "Contract Period" means a period of 3 years commencing on January 1, 2001 and ending on December 31, 2003.

  (b)
  "$" means the lawful currency of the United States of America.

  (c)
  "Month" means a calendar month.

  (d)
  "Price" means the price of the Products DDP Port of Oakland. "DDP" means the delivery terms of Delivered Duty Paid that is construed in accordance with 1990 Incoterms Edition.

  (e)
  "Products" means ESKA plastic fiber optics Item No. LK-30, meeting the description and specifications produced by Mitsubishi Rayon Co., Ltd. Japan and other items to be mutually agreed by the Buyer and the Seller and to be supplied by the Seller.

  (f)
  "Competitive Products" means

  (i)
  any other plastic fiber optics that are similar in composition and performance to the Products and also technically suppliable from the Seller and

  (ii)
  any fiber optics produced in Japan.

  (g)
  "Stage 1" means the period which the Seller sell and deliver the Products or Competitive Products from 1 meter to [*] meters from the beginning of the Contract Period.

[*]
CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

  (h)
  "Stage 2" means the period which the Seller sell and deliver the Products or Competitive Products to the Buyer from [*] meters to [*] meters after completion of Stage 1 during the Contract Period.

  (i)
  "Stage 3" means the period which the Seller sell and deliver Products or Competitive Products to the Buyer from [*] meters to [*] meters after completion of Stage 2 during the Contract Period.

    In this Agreement, unless the context requires otherwise, the singular includes the plural and vice versa.

ARTICLE 2. SALES AND PURCHASE OF PRODUCTS

  2.1
  Subject to the terms and conditions hereinafter set forth, the Seller shall sell and deliver the Buyer's requirements of the Products and the Buyer shall purchase and take delivery of the Products for the period of Contract. It is the intention of the parties hereto that in recognition that the long term contractual relationship is the essense of this Agreement, unless specifically provided for in this Agreement, neither party may in any way be exempted from those obligations to sell or to purchase the Products, as the case may be, during the term of this Agreement, nor may terminate this Agreement.

  2.2
  Subject to the conditions set forth in this section, the Buyer shall purchase the Products and the Competitive Products solely from the Seller and shall not purchase the Products or the Competitive Products from any individual firm or company other than the Seller for the Contract Period. But at the end of Stage 1 and Stage 2 the Buyer can purchase the Competitive Products from third party only when the Seller's Price of the Products and the Competitive products for next stage is higher than third party's price with comparable conditions including quantities by more than [*] percent and the Seller cannot offer at the price higher than third party's price by [*] percent even though the Buyer provide the Seller with a reasonable opportunity to supply the Product or the Competitive products.

  2.3
  The Seller represents and warrants that the Prices are and will be during the Contract Period the best prices offered or charged by Seller to any other purchaser of the Products or Competitive Products. In addition, the Prices to the Buyer of the Products shall be substantially lower than the prices of the Products or the Competitive Products sold by the Seller to any other purchaser who is not contractually obligated to purchase at least the quantities to be sold to the Buyer hereunder on an annual basis, with the difference in pricing to the Buyer and others based on the difference in quantity purchased.

  2.4
  If the Buyer shall purchase plastic fiber optics other than the Products and the Competitive Products during the Contract Period from suppliers other than the Seller, the Buyer shall provide the Seller with a reasonable opportunity to supply such other plastic fiber optics providing that the Seller can supply equal quality product at equal or better prices and upon equivalent or more favorable terms.

  2.5
  During the Term of this Agreement, the Seller shall not, directly or indirectly through any affiliate, dealer, or distributor or otherwise, offer, sell or supply the Products to any party worldwide other than the Buyer.

[*]
CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE 3. PRICE AND QUANTITY

  3.1
  QUANTITY

  Contract quantity is [*] meters.

  The Buyer shall make best efforts to purchase all of contract quantity no later than the end of Contract Period on the basis of the following estimated quantities of the Products with the Seller expects to deliver to the Buyer and of which the Buyer expects to take delivery in each year:

2001	[*] meters	Stage 1
2002	[*] meters	Stage 2
2003	[*] meters	Stage 3

  LK30 for the Buyer's affiliated companies such as Lightly Express and LBM to be counted as part of the Products in this Agreement.

  3.2
  If the Buyer shall fail to take all of contract quantity by the end of 2003, then the Buyer shall continue to purchase the Products at above prices and this contract is considered to be completed only when the total purchasing quantity comes up to [*] meters.

  3.3
  If Seller's shipping quantity reaches [*] meters before the end of November 2003:

    The price for Stage 3 is to be applied for over [*] meters.

  3.4
  PRICE

  Item LK30, length per spool: 9,000 meter, Price in $ per meter

Exchange Rate (Yen/$TTB) Quantity (Spool)	Higher than 125	124.99 - -115	114.99 105	104.99 - -95	Lower than 94.99
Stage 1 (up to [*] meters)	[*]	[*]	[*]	[*]	[*]
Stage 2 ([*] meters)	[*]	[*]	[*]	[*]	[*]
Stage 3 ([*] meters)	[*]	[*]	[*]	[*]	[*]

  The inland freight from the Port of Oakland (CA) to any destination designated by the Buyer shall be charged by the Seller to the Buyer additionally.

  Price of LK30 for Buyer's affiliated companies such as Lightly Express and LBM shall follow the Price above. However, in order to adjust extra charges to born, actual LK30 Prices for such companies shall be discussed and determined separately between them and the Seller or Seller's affiliated companies who would sell LK30 to them.

ARTICLE 4. DELIVERY SCHEDULE

  The delivery of Products shall be made once a month and the monthly delivery quantity for each calendar quarter in each Stage shall be confirmed by the Buyer to the Seller in writing no later than 45 days prior to the first monthly delivery of each calendar quarter.

[*]
CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE 5. INSPECTION

  The Seller shall have the Products inspected by the manufacturer, prior to each shipment, in accordance with the manufacturer's usual inspection method.

ARTICLE 6. PACKING AND MARKING

  Packing of the Products shall be made in the usual manner of the manufacturer; however, the Buyer and the Seller shall continue to investigate possible improvements in the packing of the Products for the purpose of reducing damage.

ARTICLE 7. TERMINATION

  7.1
  The Seller and the Buyer shall negotiate and make reasonable best efforts to agree upon the extension or renewal of this Agreement for the next 3 year period following the Contract Years no later than October 15, 2003.

  7.2
  If any one of following shall occur:

  (a)
  Either party hereto shall fail to perform any material obligation under this Agreement.

  (b)
  Either party shall become unable to pay its debts generally as they become due, or shall hold a meeting of its creditors, or shall make a general assignment for the benefit of its creditors, or shall file a petition for bankruptcy, or shall be adjudicated or declared a bankrupt or insolvent, or shall file a petition or an answer seeking, consenting to or acquiescing in any reorganization, arrangement, adjustment, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition or answer filed against it for or opposing any such relief, or

  (c)
  a trustee, receiver or liquidator of either party or of any material part of such party's assets or properties shall be appointed with the consent or acquiescence of such party, or if any such appointment, not so consented to or acquiesced in, shall remain unvacated or unstayed or such trustee, receiver or liquidator shall not have been dismissed or discharged for an aggregate of (90) days (whether or not consecutive), then, in addition to any other rights or remedies stipulated herein and at law, the other party ("Non-Defaulting Party") shall give written notice of such breach or default and to the effect that if the breach or default is not remedied or made good, the Non-Defaulting Party may terminate this Agreement.

    In the Event that the party alleged to be in breach or default ("Defaulting Party"), within thirty (30) days after the receipt of such notice, dose not remedy such breach or make good such default and pay or agree to indemnify the Non-Defaulting Party for and against all loss or damage that may be incurred by the Non-Defaulting Party as a result thereof, the Non-Defaulting Party forthwith may terminate this Agreement and any other contract or agreement then effective with Defaulting Party.

  7.3
  Neither of the parties hereto shall be responsible for any incidental or consequential damage (e.g., loss of profit or loss of production) to be sustained as a result of breach or default of the Agreement on the part of either party.

ARTICLE 8. OTHER TERMS AND CONDITIONS

    The terms and conditions of the Seller's GENERAL TERMS AND CONDITIONS OF SALE attached hereto as Exhibit A shall be amended as follows: (the amendments are numbered to correspond to the numbered terms.)

  8.1
  The first sentence is deleted and following substituted: "the Seller warrants only that the Products conform to the description and specification".

  8.2
  The Buyer agrees to inspect the Products within 30 days of delivery. The period for the Buyer to make claims for nonconformity with the specification is extended to 60 days from delivery.

  8.3
  Clause 3 Increased Costs is modified to delete the phrase "shall be for the Buyer's account" and to replace it with "shall be negotiated and agreed by the Seller and the Buyer as to who bears such increase".

  8.9
  Clause 9 Entire Agreement is deleted in its entirety.

  8.12
  Delete and substitute: "This contract shall be governed by and construed in accordance with the law of the State of California".

  8.13
  Substitute San Francisco, California as the location for arbitration under the contract.

    Any other terms and conditions which are not stipulated hereof shall be negotiated separately and confirmed in writing by the Seller and the Buyer.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate, each duplicate to be considered an original and each party to retain one duplicate, as of the day and year first above written.

FIBERSTARS, INC.	MITSUBISHI INTERNATIONAL CORPORATION
/s/ David N. Ruckert	/s/ Tsukasa Nagai

David N. Ruckert	Tsukasa Nagai,
President and C.E.O.	Senior Vice President, General Manager, Textile Division

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THREE (3) YEAR SUPPLY AGREEMENT
WITNESSETH